Exhibit 99.2

First Quarter 2014 Earnings
April 24, 2014

Annual Shareholder Meeting
April 30 at 5 p.m.
Comfort Inn & Conference Center
in Mt. Pleasant

Dear Shareholder,
March 31, 2014 marked the end of another successful quarter for Isabella Bank Corporation. Net income was $3.31 million as compared to $3.09 million for the first three months of 2013. At quarter end, our total assets increased to $1.51 billion, and assets under management - which included loans sold and serviced, and assets managed by our Investment and Trust Services Department of $651.19 million - grew to $2.16 billion. This continued growth in earnings and total assets enabled us to pay a $0.22 per share cash dividend, which represented a 4.76% increase over the first quarter 2013. Based on the Corporation's average stock price of $23.68 for the month of March 2014, the annualized cash dividend yield was 3.72%.
The primary driver for the increase in net income was an improvement of various credit quality indicators. These improvements resulted in declines in the level of the allowance for loan and lease losses in both amount and as a percentage of gross loans; and a reversal of provision for loan losses of $242,000. During the quarter, net loans charged-off declined to $158,000 which represented our lowest quarterly charge-offs since the first quarter of 2007. Additionally, we continue to see reductions in the level of loans classified as less than satisfactory. While there have been improvements in net loans charged-off and reductions in the level of loans classified as less than satisfactory, nonperforming loans increased during the quarter. This increase was primarily the result of three loans, all of which are well collateralized and closely monitored by management.
While competition for high quality commercial loans continues to be intense, we were able to increase commercial loans during the quarter by $7.60 million without relaxing underwriting standards. This growth was partially offset by declines in both residential real estate loans of $5.35 million and consumer loans of $1.35 million, resulting in a net increase in gross loans of $374,000. The decline in residential real estate loans was the result of an overall nationwide decline in mortgage refinancing and originations. The lack of demand for residential real estate loans has also led to noticeable declines in loan fees and a corresponding decline in the net yield on interest earning assets. Despite the relatively small net increase in loans during the quarter, we generated additional interest income through the purchases of available-for-sale investment securities which were funded by increases in deposit accounts.
While many banks are closing offices and consolidating operations, we remain committed to expanding our community banking presence by providing innovative products, superior service, and convenient branch locations. This strategy led us to open offices in Midland in 2010 and Freeland in 2012. As of March 31, 2014, these offices serviced $39.58 million in loans and $34.85 million in deposits. Based on the success of these offices, we are planning on remodeling our Midland office to accommodate a business development officer and an investment advisor who will service the Midland and Freeland markets. This expansion is expected to be completed in the third quarter.

On behalf of our Board and employees, I would like to thank you for your continued support. I hope to see you at our annual shareholder meeting on April 30th at 5:00 p.m., at the Mt. Pleasant Comfort Inn & Conference Center. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.

 ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com